Exhibit 10.q

HUDSON UNITED BANCORP
SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN
PARTICIPATION AGREEMENT

This restated Participation Agreement (this “Agreement”) is entered into effective March 1, 2004 between D. Lynn Van Borkulo-Nuzzo (the “Participant”) and Hudson United Bancorp (the “Employer”).  The Compensation Committee has previously designated the Participant as a Member in the Hudson United Bancorp Supplemental Employees’ Retirement Plan (the “Plan”), as such Plan was restated effective October 1, 2002, under the terms and conditions set forth in this Agreement.  This restated Agreement takes into account certain revisions and clarifications made by the Employer’s Board of Directors, and is in all other respects a restatement of the Participation Agreement previously entered into between the Participant and the Employer. The parties agree that the participation shall be on the terms and conditions hereinafter set forth:

1.                                       Incorporation by Reference of Plan.  The provisions of the Plan, a copy of which is attached to this Participation Agreement, are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement.  Terms not defined herein shall have the meanings set forth in the Plan.  Where terms of this Agreement and the Plan are in conflict, the terms in this Agreement shall govern.

2.                                       Impact on Other Benefits.  Nothing contained herein shall be deemed to exclude the Participant from any supplemental compensation, bonus, pension, insurance, severance pay or other benefit to which otherwise he might be or might become entitled to as an employee of the Employer.  This Agreement does not supersede any previous agreements between the Employer and the Participant regarding the terms and conditions of the Participant’s employment.

3.                                       Legal fees.  Notwithstanding any contrary provisions of the Plan, the Participant (and the Participant’s surviving spouse to whom a benefit is payable under the Plan) shall be entitled to payment from the Employer for all legal fees and expenses incurred in taking any action to enforce the terms of this Agreement.  The Participant (and his or her spouse, if applicable) shall be entitled to payment of such legal fees and expenses as incurred by him or her, and the Employer hereby agrees to pay such amounts directly to the Participant’s attorney or reimburse the Participant upon demand.  In the event that any payment or payments due hereunder are not paid within 30 days of demand, interest shall accrue on such amounts at a rate of 12%, compounded monthly, and the Employer shall be liable for such amounts as well.

4.                                       Obligations of the Participant.  In consideration for the Employer granting the Participant the rights of a participant under the Plan, the Participant covenants and agrees as follows.

a.                                       No Solicitation of Customers.  For one (1) year after termination of Participant’s employment with the Employer, for any reason whatsoever, the Participant shall not induce any business or entity which was actually known by the Participant to be a customer of the Employer, or any subsidiary of the Employer, during the final three (3) months of the Participant’s employment by the Employer, to cease in whole or in part being a customer of Employer or its subsidiaries and to become a customer of another financial institution.  The Participant shall not be deemed in breach of the covenants set forth in this Section 4(a) due to the Participant’s employment by another financial institution which becomes the bank for a customer of the Employer.

b.                                      No Solicitation of Employees.  For one (1) year after the termination of the Participant’s employment with the Employer for any reason whatsoever, Participant shall not induce any person who, during the final three (3) months of the term of the Participant’s employment with the Employer, was an employee of the Employer or any subsidiary of the Employer, to terminate his or her employment with the Employer.  The Participant shall not be deemed in breach of the covenants set forth in this Section 4(b) due to the Participant’s employment by another financial institution which hires a former employee of the Employer.

c.                                       No Disparagement.  For a period of one (1) year following the termination of the Participant’s employment, the Participant shall not make any written or oral statements which are repeated and material and which are intended to disparage the Employer or any subsidiary of the Employer with respect to any matter relating to the business or conduct of the business of the Employer or any subsidiary of the Employer.  To implement the Remedies provisions of this Agreement, the Employer must prove by clear and convincing evidence a breach of the foregoing sentence.

The provisions of this Section will not be considered breached with respect to any testimony provided by the Participant in connection with any judicial proceeding, quasi-judicial proceeding, or government or regulatory interview or proceeding.

d.                                      Remedies of the Employer for Breach.  If the Employer believes that the Participant has breached any of the covenants set forth in this Section 4, it shall give written notice of such alleged breach to the Participant within thirty (30) days of the actual discovery thereof by a senior officer of the Employer.  Within thirty (30) days of receiving such notice, the Participant shall have the opportunity to (i) present evidence or arguments to the Employer to refute the allegations, and/or (ii) cure such breach (if it is capable of being cured).  The opportunity to cure shall not be applicable in the event that the Participant has been successful in soliciting customers or employees of the Employer for another financial institution in violation of Section 4(a) or (b) hereof or has not immediately ceased engaging in the conduct giving rise to such breach.  If the Employer reasonably finds that the Participant has materially breached any covenant set forth in this Section 4 and the Participant is able to cure but has not cured such breach pursuant to the terms of this Section 4(d), then the Employer shall notify the Participant of that belief in writing.  The Employer may then seek a judicial determination of whether a material breach has occurred.  If a court of competent jurisdiction in a proceeding to which the Participant is a party finds that a material breach occurred, then future SERP Benefits may be terminated.  No such forfeiture may be enforced without a judicial order to that effect.  Until such time as the judicial order is given effect and is not appealable, the Employer shall continue to pay the SERP Benefits to the Participant or his or her spouse and shall likewise continue to pay his or her legal fees as provided hereunder.  Any judicial action alleging a breach of this Section 4 must be brought within six months of the alleged breach.  Since a breach of any of the provisions of this Section 4 may not adequately be compensated by money damages, the Employer also shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and the Participant hereby consents to the issuance of such injunction.

e.                                       Severability.  If any provision of this Section 4 shall be deemed invalid or unenforceable as written, it shall be construed, to the extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof; no invalidity or unenforceability shall affect any other portion of this Agreement.  Any provision of this Section 4 that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

f.                                         No Relief from Similar Obligations.  Neither this Agreement nor any termination of this Agreement shall relieve the Participant from any confidentiality, non-solicitation or non-disparagement obligations to which he or she is or would have been subject in the absence of this Agreement by virtue of any contract or agreement, statutory law, common law or otherwise.

5.                                       Acceptance of Provisions.  The execution of this Agreement by the Participant shall constitute the Participant’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.  This Agreement shall be binding on the heirs, executors and administrators of the Participant and on the successors and assigns of the Employer.

6.                                       Notices.  All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered or certified mail, return receipt requested.  Any such communication shall be deemed to have been given (a) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (b) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence.  All such communications to the Employer shall be addressed to it, to the attention of its Secretary or Chief Executive Officer, at its then principal office and to the Participant at his last address appearing on the records of the Employer or, in each case, to such other persons or address as may be designated by like notices hereunder.  Within forty-five (45) days of a Participant’s termination of employment, the Employer shall provide to the Participant (or, if applicable, his or her surviving spouse) a detailed written statement setting forth the amount of the SERP Benefit, and the assumptions and facts relied upon in calculating such SERP Benefit.  The Participant then has the right to dispute the calculation of the SERP Benefit, and the right to seek declaratory relief from a court of competent jurisdiction as to the proper amount of the SERP Benefit;  the Participant will be entitled to legal and related fees under Section 3 hereof in connection with such dispute and/or judicial action.

7.                                       Miscellaneous.  This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to their subject matter.  As set forth in Section 8.2 of the Plan, the Plan can not be amended to reduce a member’s accrued benefit thereunder unless all members, including those who have previously retired, consent to the amendment.  This Agreement cannot be changed or amended except by a writing executed by both parties.  This Agreement shall be binding upon the Employer and its successors.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey.  The headings in this Agreement are solely for convenience of reference and shall not affect its meaning or interpretation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this first day of March, 2004.

HUDSON UNITED BANCORP		PARTICIPANT:

By:	/s/ John H. Tatigian	/s/ D. Lynn Van Borkulo-Nuzzo
John H. Tatigian		D. Lynn Van Borkulo-Nuzzo
Chairman, Compensation Committee